EXHIBIT 8.1

[Letterhead of Simpson Thacher & Bartlett LLP]

September 17, 2003

Lehman Brothers Holdings Inc.
745 Seventh Avenue
New York, New York 10019

Re:	Agreement and Plan of Merger dated July 21, 2003, among Lehman Brothers Holdings Inc., Ruby Acquisition Company and Neuberger Berman Inc.

Ladies and Gentlemen:

We have acted as counsel to Lehman Brothers Holdings Inc., a Delaware corporation (“Parent”), in connection with the Agreement and Plan of Merger (including exhibits thereto, the “Agreement”), dated as of July 21, 2003, by and among Parent, Ruby Acquisition Company, a Delaware corporation and direct and wholly-owned subsidiary of Parent (“Merger Sub”), and Neuberger Berman Inc., a Delaware corporation (the “Company”), pursuant to which the Company shall be merged with and into Merger Sub with Merger Sub surviving as a wholly-owned subsidiary of Parent and being renamed Neuberger Berman Inc. (the “Merger”) on the terms and conditions set forth therein. The time at which the Merger becomes effective is hereafter referred to as the “Effective Time.” For purposes of this opinion, capitalized terms used and not otherwise defined herein shall have the meaning ascribed thereto in the Agreement. This opinion is being delivered in connection with the Registration Statement on Form S-4 (Registration No. 333—108025) (the “Registration Statement”) filed by the Parent with the Securities and Exchange Commission under the Securities Act of 1933, as amended, to which this opinion appears as an exhibit.

We have examined (i) the Agreement, (ii) the Registration Statement and (iii) the representation letters of Parent and the Company delivered to us for purposes of this opinion (the “Representation Letters”). In addition, we have examined, and relied as to matters of fact upon, originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, agreements, documents and other instruments and made such other inquiries as we have deemed necessary or appropriate to enable us to render the opinion set forth below. In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents. We have not, however, undertaken any independent investigation of any factual matter set forth in any of the foregoing.

In rendering such opinion, we have assumed, with your permission, that (i) the Merger will be effected in accordance with the Agreement, (ii) the statements concerning the Merger set forth in the Agreement and the Registration Statement are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time, (iii) the representations made by Parent and the Company in their respective Representation Letters are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time, and (iv) any representations made in the Agreement or the Representation Letters “to the knowledge of”, or based on the belief of Parent, Merger Sub or the Company or similarly qualified are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time, in each case without such qualification. We have also assumed that the parties have complied with and, if applicable, will continue to comply with, the covenants contained in the Agreement.

Our opinion is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations, administrative interpretations, and judicial precedents as of the date hereof. If there is any subsequent change in the applicable law or regulations, or if there are subsequently any new applicable administrative or judicial interpretations of the law or regulations, the opinion expressed herein may become inapplicable.

Based upon the foregoing and subject to the qualifications and limitations stated herein, we are of the opinion that the discussion contained in the Registration Statement under the caption “THE MERGER—MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES” constitutes, in all material respects, an accurate summary of the United States federal income tax matters described therein.

We express our opinion herein only as to those matters of United States federal income taxation specifically set forth under the caption “THE MERGER—MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES” in the Registration Statement and no opinion should be inferred as to the tax consequences of the Merger under any state, local or foreign law, or with respect to other areas of United States federal taxation. We are members of the Bar of the State of New York, and we do not express any opinion herein concerning any law other than the federal law of the United States.

We hereby consent to the filing of this opinion as Exhibit 8.1 to the Registration Statement and to the references to our firm name therein.

This opinion is rendered to you in connection with the above-described transaction. This opinion may not be relied upon by you for any other purpose, or relied upon by, or furnished to, any other person, firm or corporation without our prior written consent.

Very truly yours,

/s/ Simpson Thacher & Bartlett LLP
SIMPSON THACHER & BARTLETT LLP